EXHIBIT 99.1

      INTERLAND ANNOUNCES SALE OF DEDICATED SERVER ASSETS TO PEER 1 NETWORK

    Sale Positions Interland to Focus on Web Site Hosting, Increase its Cash
                      Position and is a Major Step Toward
              Restructuring; Purchase Price of $14 Million in Cash


ATLANTA, GA - SEPTEMBER 1, 2005-- Interland (NASDAQ: INLD), a leading provider of Web sites and online services for small and medium-sized businesses, today announced that it has sold its dedicated server assets to Peer 1 Network Enterprises, Inc., a provider of high performance Internet infrastructure, for a purchase price of approximately $14 million in cash. Under the terms of the agreement, Peer 1 Network acquired approximately 8,300 servers, as well as operating facilities in Atlanta, GA, Miami, FL, and Fremont, CA. The dedicated server assets accounted for approximately 37% of Interland's revenues for the nine-month period ending May 31, 2005.

"The sale of the dedicated server assets is an important milestone in our restructuring plan and allows Interland to invest in our core lines of business
- providing Web sites and online services to small and medium-sized businesses," said Jeffrey M. Stibel, CEO of Interland. "This transaction gives the company increased financial flexibility and is the first step toward focusing on our core competencies while realigning our revenues with high margin, high growth business initiatives."

The company's dedicated customers, which represent approximately 5% of Interland's total accounts, should experience no immediate change in services and should receive continuity of Web site operations under Peer 1 Network. The goal is to ensure a seamless transition for employees and customers, enabling both companies to focus on their core lines of business. Interland will provide more detail on the transaction's impact on its business in its future SEC filings and at the next quarterly earnings conference call.

Disposing of the dedicated server assets will allow Interland to realize significant savings, including long term lease obligations associated with the three data center facilities, capital expenditures associated with the ongoing purchase of dedicated servers, multiple bandwidth contract eliminations, and a substantial reduction in the number of employees. The $14 million in gross cash proceeds will be reduced by $2.8 million that will be held in an escrow account for 12 months and by approximately $1.4 to $2.2 million in transaction-related expenses. The company expects that the transaction will have a net negative effect in the range of $1.5 to $3.0 million on its reported net earnings for its fourth quarter mostly as a result of non-cash charges.

Under the deal, Interland employees will continue to run the dedicated server business, under Peer 1's management, for approximately 90 days after closing. Peer 1 will have the opportunity to extend employment offers to those employees during the 90-day transition period.

ABOUT INTERLAND
Interland, Inc. (NASDAQ: INLD) is a leading provider of Web sites and online services focused on helping small and medium-sized businesses achieve success by providing the knowledge, services and tools to build, manage and promote businesses online. Interland offers a wide selection of online services, including standardized Web hosting, ecommerce, application hosting, Web site development, online marketing and optimization tools. For more information about Interland, please visit www.interland.com or call at 800-336-9883.

ABOUT PEER 1 NETWORK
Peer 1 Network, the first Internet infrastructure provider to offer a 100% uptime guarantee, delivers leading-edge server colocation, IP network and customer support solutions to performance-hungry customers worldwide. Since its inception in 1999, the company has grown to 12 state-of-the-art data centers and 17 points of presence across North America and Europe, all connected by Peer 1's world class IP network. Peer 1 serves customers who range from gaming to VoIP, to enterprise. The company's headquarters are located in Vancouver, Canada and the stock is traded on the TSX Venture exchange under the symbol PIX. In 2004 Peer 1 acquired ServerBeach Ltd, a self-managed dedicated server company. For more information visit www.peer1.net.

                                       ###

Forward-looking Statements
Except for the historical information contained in this press release, statements in this press release may be considered forward-looking statements. These forward-looking statements include, but are not limited to: focus on our core competencies and realign our revenues with high margin, high growth business initiatives, our goal of a seamless transition for employees and customers, and our increased flexibility. Actual results may differ materially from those contained in the forward-looking statements in this press release. Factors which could affect these forward-looking statements, and Interland's business, include but are not limited to: the ability to operate within budgeted expense, the ability of the company to improve customer satisfaction and expand its customer base as planned, our growing dependence on our reseller and other indirect sales channels, general economic conditions, the impact of competition, quarterly fluctuations in operating results, the loss of customers with failing businesses and customer churn in general, customer acceptance of new products and services, the possible lack of availability of our restricted investments, the retention of key employees, investments in new business opportunities, higher than expected costs of litigation and the impact of liabilities that could carry over from Micron Electronics' discontinued operations. Certain of these and other risks associated with Interland's business are discussed in more detail in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, and its proxy statement. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update its forward-looking statements. The Company has filed or will shortly file a Form 8-K containing additional information regarding this transaction, and copies of the primary documents. Please refer to the Form 8-K for additional information.


PRESS AND INVESTOR CONTACTS
Interland
Peter Delgrosso
VP, Corporate Communications
404-260-2500
investor@interland.com

Peer 1 Network Enterprises, Inc.
Katie Wilson
Director of Communications
866-683-7747
kwilson@peer1.net